(h)(27)
FUND ADMINISTRATION AND ACCOUNTING AGREEMENT
     AGREEMENT made as of April 5, 2011 by and between Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust, (each, a “Trust” and collectively the “Trusts”) on behalf of each series of the Trust listed on Exhibit A hereto (each a “Fund”, and collectively the “Funds”) and The Bank of New York Mellon, a New York banking organization (“BNY”).
W I T N E S S E T H :
     WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, each Fund desires to retain BNY to provide the services described herein, and BNY is willing to provide such services, all as more fully set forth below;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:
     1. Appointment.
     Each Fund hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein. BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.
     2. Representations and Warranties.
     Each Trust, on behalf of the Funds, hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:
          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
          (b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

          (c) It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and
          (d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY in writing to the extent that it has knowledge, or should reasonably know of such information, and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus.
     3. Representations and Warranties of BNY
     BNY hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing, that:
          (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;
          (b) This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms;
          (c) It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

          (d) BNY will submit to the Fund on an annual basis a copy of any reports prepared in compliance with the requirements of Statement of Auditing Standards No. 70 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time, or such other similar report or attestation used by professional custodians relating to their internal controls (SAS 70 reports); and
          (e) BNY has implemented policies and procedures to ensure adequate training and supervision of employees and vendor management.
     4. Delivery of Documents.
          (a) Each Fund will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:
               (i) The Trust’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);
               (ii) The Trust’s bylaws (the “Bylaws”);
               (iii) Resolutions of the Trust’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;
               (iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);
               (v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and
               (vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Fund (collectively, the “Prospectus”).
          (b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Trust.
          (c) To the extent the documents listed above in paragraph 4(a) are publicly available via the SEC website or the Trust’s website, the Trust shall not be required to deliver such documents to BNY.
     5. Duties and Obligations of BNY.
          (a) Subject to the direction and control of each Trust’s Board and the provisions of this Agreement, BNY shall provide to each Fund (i) the administrative services set forth on Schedules I and III attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto. In addition, BNY shall perform such additional services for any Fund that are mutually agreed to by the parties from time to time for which each Fund shall pay such fees as may be mutually agreed upon. The provision of such additional services shall be subject to the terms and conditions of this Agreement and shall be reflected on the revised schedules to this Agreement. In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.
          (b) BNY shall maintain such compliance policies, procedures and controls as reasonably designed to prevent violations of federal securities laws and shall provide summaries of such compliance policies, procedures and controls as shall reasonably be requested by the Funds’ Chief Compliance Officer (“CCO”), including copies of BNY’s privacy policy and rules of conduct, and shall cooperate with the CCO with respect to the CCO’s oversight of the Funds’ compliance program pursuant to Rule 38a-1 of the 1940 Act. In addition, BNY shall provide such sub-certifications as mutually agreed between BNY and the Funds in connection with any certification as to its knowledge concerning information, controls and procedures related to the Funds’ financial reports and compliance with the Sarbanes-Oxley Act of 2002 or any of the rules or regulations promulgated thereunder.
          (c) The parties shall establish a service level agreement which will be applicable to this Agreement to be mutually agreed to by BNY and the Fund.
          (d) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.
          (e) Upon receipt of a Fund’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation. BNY shall remain liable for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder to the same extent as BNY would have been liable if it performed such services itself.
          (f) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNY, is necessary in order to enable it to perform its duties hereunder. Provided that it satisfies its duty of care under this Agreement, BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons. BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY as provided herein and shall be held harmless by each Fund when acting in good faith reliance upon such information, documents or advice relating to such Fund. All reasonable fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY which BNY in its reasonable judgment deems reliable, BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information; provided that BNY takes all reasonable steps to notify third party service providers the extent to which BNY’s service depends on such service providers.

          (g) Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.
          (h) Subject to the provisions of this Agreement, BNY shall compute the net asset value per share of the Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then currently effective Prospectus of the Fund. BNY shall provide a report of such net asset value to the Fund at the respective times set forth in Schedule II, as amended from time to time. To the extent valuation of securities or computation of a net asset value as specified in the Fund’s then currently effective Prospectus is at any time inconsistent with any applicable laws or regulations, the Fund shall immediately so notify BNY in writing and thereafter shall either furnish BNY at all appropriate times with the values of such securities and the Fund’s net asset value, or subject to the prior approval of BNY, instruct BNY in writing to value securities and compute net asset value in a manner which the Fund then represents in writing to be consistent with all applicable laws and regulations. The Fund may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph. By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the Fund. The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.
          (i) Each Fund shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses. BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY with bid, offer, or market values of Securities if BNY notifies such Fund that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its reasonable judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.
          (j) BNY may apply to an officer or duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for such Fund, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.
          (k) BNY may consult with counsel to the appropriate Fund or its own counsel, at its expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel provided that BNY shall act solely in a manner consistent with its duty of care and obligations as set forth herein.
          (l) Notwithstanding any other provision contained in this Agreement or Schedules I, II or III attached hereto, BNY shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.
          (m) No party hereto shall have any duties or responsibilities for performance under this Agreement whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Schedules attached hereto or are otherwise agreed to by the parties in writing.
          (n) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to reasonably rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by a Fund and, provided that such reliance is reasonable, shall have no further duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Fund liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of Fund shares effected by or on behalf of a Fund. In the event BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.
          (o) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest, and report such accruals and past due items, if applicable, until otherwise instructed by such Fund.
          (p) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services where BNY has exercised reasonable care, including the establishment and maintenance of a commercially reasonable business continuity plan. Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY or under the control of BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement. BNY shall promptly inform the Fund of any delays and errors resulting from events beyond its control as described in this subsection.
     6. Allocation of Expenses.
     Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement, including all costs incurred by BNY in preparation for its performance hereunder, shall be paid by BNY, excluding normal and customary Fund expenses, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund’s shareholders, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.
     7. [Reserved]
     8. Standard of Care; Indemnification.
          (a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Fund (collectively “Claims”), except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence, bad faith, or wilful misconduct. In no event shall BNY be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence, bad faith or willful misconduct of BNY.
          (b) Each Fund shall indemnify and hold harmless BNY from and against any and all Claims (including claims asserted by a Fund), which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Fund’s Registration Statement or Prospectus, (iii) any instructions of an Authorized Person of such Fund, or (iv) any opinion of legal counsel for such Fund or BNY, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY for Claims for which BNY is liable under preceding 8(a) or for any Claims that constitute indirect, special or consequential damages or lost profits. This indemnity shall be a continuing obligation of each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, each Fund shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:
               (i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;
               (ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Fund, and carried out in accordance with its standard of care;
               (iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

               (iv) Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement; or
               (v) Any valuations of securities or net asset value provided by a Fund.
          (c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed in good faith by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.
          (d) BNY shall indemnify and hold harmless each Fund from and against all Claims where such Claims have arisen directly out of BNY’s failure to discharge its duties in accordance with its standard of care as set forth hereunder. This indemnity shall be a continuing obligation of BNY, its successors and assigns, notwithstanding the termination of this Agreement.
     9. Compensation.
     For the services provided hereunder, each Fund agrees to pay BNY such compensation as is mutually agreed from time to time and such reasonable and documented out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, approved record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder. The parties agree to consider the applicability of a performance-based fee structure to the extent practicable. Except as hereinafter set forth, compensation shall be calculated and accrued daily and payable monthly upon receipt of an invoice from BNY. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.
     10. Term of Agreement.
          (a) This Agreement shall continue until terminated by either BNY giving to a Fund, or a Fund giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any reasonable disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.
          (b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York provided that such termination shall not take effect prior to the effective date of the termination of the custody agreement without the mutual consent of the parties. Either party may terminate this Agreement if the other party fails to perform its obligations hereunder in a material respect. BNY agrees to provide reasonable cooperation to the Fund with the transition to a successor service provider.
     11. Authorized Persons.
     Attached hereto as Exhibit B is a list of persons duly authorized by the board of each Trust to execute this Agreement, on behalf of the Funds, and give any written or oral instructions, or written or oral specifications, by or on behalf of such Fund. From time to time each Trust may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B actually received by BNY.
     12. Amendment.
     This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Trust to be bound thereby, and authorized or approved by such Trust’s Board.

     13. Records.
     BNY shall with respect to each Fund create and maintain all records relating to its activities and obligations under this Agreement during and after the term thereof in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Funds and shall at all times during the regular business hours of BNY be open for inspection by duly authorized officers, employees or agents of the Funds and employees and agents of the Securities and Exchange Commission.
     14. Statutory Trust.
     The names “Goldman Sachs Trust” and Goldman Sachs Variable Insurance Trust are the designations of the Board of Trustees for the time being under their respective Declarations of Trust and all persons dealing with a Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Trustees, officers, agents, nor shareholders of any Fund assumes any personal liability for obligations entered into on behalf of a Fund.
     15. Additional Portfolios.
     In the event that the Trust establishes additional series with respect to which it desires to have BNY render services under the terms hereof, it shall so notify BNY in writing, and if BNY agrees in writing to provide such services, such series shall become a Fund hereunder.
     16. Use of Name.
     BNY agrees not to use a Trust or Fund’s name nor the name of Goldman, Sachs & Co., its affiliates, designees, or assignees in any material written in a manner not previously, specifically approved in writing by the Trust, Goldman, Sachs & Co., or its affiliates, designees, or assignees except where required by the Securities and Exchange Commission or any federal or state agency responsible for regulation of BNY.
     17. Proprietary and Confidential Information.
     BNY agrees on its behalf and on behalf of its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund and its portfolios, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be required where BNY may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. BNY agrees to comply with the Fund’s policies related to non-disclosure of portfolio holdings and privacy of customer information pursuant to
Regulation S-P.
     18. Assignment.
     This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of BNY, or by BNY without the written consent of the affected Fund accompanied by the authorization or approval of the Trust’s Board.
     19. Governing Law; Consent to Jurisdiction.
     This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.
     20. Severability.
     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

     21. No Waiver.
     Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.
     22. Notices.
     All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:
if to a Trust, at
Goldman Sachs Asset Management, L.P.
200 West Street,
New York, NY 10282
Attn: Peter Bonanno
if to BNY, at
The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Peter Sutton
or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.
     23. Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.
     24. Several Obligations.
     The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.
     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

By:	/s/ Scott McHugh
Goldman Sachs Trust
on behalf of each Fund identified on Exhibit A attached hereto

By:	/s/ Scott McHugh
Goldman Sachs Variable Insurance Trust
on behalf of each Fund identified on Exhibit A attached hereto

THE BANK OF NEW YORK MELLON
By:	/s/ Joseph Keenan
Title:

EXHIBIT A
Name of Fund
Goldman Sachs Financial Square Tax-Exempt New York Fund
Goldman Sachs Financial Square Treasury Obligations Fund
Goldman Sachs Financial Square Prime Obligations Fund
Goldman Sachs Financial Square Government Fund
Goldman Sachs Financial Square Money Market Fund
Goldman Sachs Financial Square Tax-Free Money Market Fund
Goldman Sachs Financial Square Federal Fund
Goldman Sachs Financial Square Treasury Instruments Fund
Goldman Sachs Financial Square Tax-Exempt California Fund
Goldman Sachs Variable Insurance Trust — Goldman Sachs Money Market Fund

SCHEDULE I
ADMINISTRATIVE SERVICES
1.	Subject to approval by the Fund Controllers team and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund’s shareholders, including annual and semi-annual reports to shareholders, Form N-SAR, Form N-CSR, Form N-Q, and notices pursuant to Rule 24(f)-2.

2.	Provide monthly and weekly, or as mutually agreed by the parties, portfolio holdings information and other information required to be posted on the Fund’s website pursuant to Rule 2a-7(c)(12) under the 1940 Act.

3.	Prepare statistical reports for outside information services as mutually agreed by the parties.

4.	Prepare reports to rating agencies, including Standard & Poors, Moody’s and Fitch.

5.	Attend shareholder and Board meetings as requested from time to time.

6.	Subject to instructions, review and approval by Fund Controllers, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

7.	Provide wash sale reporting on a periodic basis.

SCHEDULE II
VALUATION AND COMPUTATION SERVICES
     I. BNY shall maintain the following records on a daily basis for each Fund.
1.	General Ledger

2.	Report of amortized cost of portfolio securities

3.	Statement of net asset value per share

4.	Feeds of agreed-upon information in agreed-upon format to agreed-upon parties

5.	Daily yields

6.	Prepare Money Market Fee Waiver Spreadsheet as requested by Fund Controllers.

7.	Maintain a schedule of security-level gains/losses for each Fund.
     II. BNY shall maintain the following records on a weekly basis, or more frequently, upon reasonable request, for each money market Fund.
1.	Report of weekly Rule 2a-7 testing, including report of Fund designated second source testing comparison.

2.	Prepare Weekly Money Market Fee Waiver Reporting as requested by Fund Controllers (weekly and monthly file).

2.	Preparation of shadow NAV.
     III. BNY shall maintain the following records on a monthly basis for each Fund:
1.	General Journal

2.	Cash Receipts Journal

3.	Cash Disbursements Journal

4.	Subscriptions Journal

5.	Redemptions Journal

6.	Accounts Receivable Reports

7.	Accounts Payable Reports

8.	Open Subscriptions/Redemption Reports

9.	Transaction (Securities) Journal

10.	Broker Net Trades Reports

11.	Monthly Money Market Fee Waiver Spreadsheet in agreed-upon format as requested by Fund Controllers
     IV. BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund.
     The above reports may be printed according to any other required frequency to meet various requirements, including but not limited to those of the Internal Revenue Service, The Securities and Exchange Commission and the Fund’s Auditors.
     V. For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:
1.	Securities bought

2.	Securities sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses
     All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

SCHEDULE III
MONEY MARKET FUND SERVICES
1.	BNY has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 promulgated under the 1940 Act (“Rule 30b1-7”) and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act (“Rule 2a-7(c)(12)”) for public website disclosure (collectively “Money Market Reports”) for its clients. The Print Vendor is a delegate of BNY for purposes of the provision of its services hereunder. Notwithstanding anything to the contrary in this Schedule III, BNY shall not be obligated to perform any of the services described in this Schedule III unless an agreement, including all relevant schedules and appendices thereto, between BNY, or its affiliate, and the Print Vendor for the provision of such services (collectively, the “Print Vendor Agreement”) is then-currently in effect. BNY shall provide written notice to the Fund immediately if a Print Vendor Agreement (including any relevant schedules or appendices thereto) upon which BNY is relying to provide the services set forth in this Schedule III is terminated and BNY is unable to timely contract with a successor Print Vendor, or if notice of termination under the Print Vendor Agreement is provided, BNY will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Schedule III. The confidentiality provisions of the Print Vendor Agreement are consistent with the terms of the Agreement.
2.	BNY shall provide the following services to the Fund:
2.1	BNY, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the SEC; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the Fund, or at the Fund’s written direction, to a third party (together, for this Schedule III, the “Services”).

2.2	Neither BNY nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on the Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto. The Fund acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

2.3	Unless mutually agreed in writing between BNY and the Fund, BNY will use the same layout and format for every successive reporting period for the Money Market Reports. At the request of the Fund and upon the mutual agreement of the parties hereto as to the scope of any changes and the additional compensation of BNY, BNY will, or will cause the Print Vendor to, customize the Money Market Report described in Section 2.1(ii) above. Any such customization to be further described in an exhibit to this Schedule III.
3.	BNY shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY (collectively, for this Schedule III, “Third Parties”) of data required for the preparation of the Money Market Reports, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY, and shall not be used to imply any responsibility or liability against BNY.

4.	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP. The Fund shall provide timely final sign-off of, and authorization and direction to file, each Form N-MFP. Absent such timely final sign-off, authorization and direction by the Fund, BNY shall be excused from its obligations to prepare and file the affected Form N-MFP. BNY is providing the Services based on the representation and warranty of the Fund, that the Services together with the activities of the Fund in accordance with its internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Fund and Money Market Reports.

5.	Notwithstanding any provision of this Schedule III, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Schedule III nor the provision of the Services establishes or is intended to establish an attorney-client relationship between BNY and the Fund or any other person.

6.	As compensation for the Services, the Fund will pay to BNY such fees as may be agreed to in writing by the Fund and BNY. In turn, BNY will be responsible for paying the Print Vendor’s fees out of the compensation it receives hereunder. For the avoidance of doubt, BNY anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.
The Trust hereby represents and warrants to BNY that (i) the terms of this Schedule III, (ii) the fees and expenses associated with this Schedule III and (iii) any benefits accruing to BNY and/or any affiliate of the Trust relating to this Schedule III have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Schedule III, any such fees and expenses, and any such benefits.